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Met-Coil Systems Corporation
Exhibit 11 - Computation of Income (Loss) Per Common and Common Equivalent Share
(In thousands, except per share amounts)



                                                  Three Months Ended        Six Months Ended
                                                       November 30,            November 30,
                                                  1996     1995             1996        1995
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
Common shares outstanding, beginning of period      3,120    2,986          3,031       2,905

Weighted average of common shares issued                7       16             92          92

Weighted average common equivalent shares
attributable to stock options granted,
computed using the treasury stock method                0        0              0           0

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Weighted average number of shares                   3,127    3,002          3,123       2,997
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Income (loss) applicable to common stock           $   32   $  426         $  497     $(1,827)
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Net income (loss) per common share                 $ 0.01   $ 0.14         $ 0.16     $ (0.61)
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